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                                                             Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board Of Directors
W. R. Berkley Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated February 21, 1997 relating to the financial statements and related schedules of W. R. Berkley Corporation which appear in, or are incorporated by reference in the Annual Report on Form 10-K of W. R. Berkley Corporation for the fiscal year ended December 31, 1996. Our report refers to the adoption of the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and No. 109, "Accounting for Income Taxes" at December 31, 1993 and 1992, respectively.



                                                   /s/ KPMG Peat Marwick LLP



New York, New York
August 18, 1997